Exhibit 99.2

                                          WORLD HEADQUARTERS
                                          6718 W. Plank Rd.
                                          Peoria, IL 61604 USA
                                          Ph: 309-697-4400
                                          FAX: 309-697-5612
[OBJECT OMITTED]

FOR FURTHER INFORMATION:
Jeff Jablonski
Treasurer
(309) 633-5606
jeff.jablonski@rohnnet.com


               ROHN ANNOUNCES AMENDMENT TO CREDIT AGREEMENT
               --------------------------------------------


JANUARY 11, 2002, PEORIA, IL -- ROHN Industries, Inc. (Nasdaq: ROHN), a global provider of infrastructure equipment for the telecommunications industry, announced today that it has entered into an amendment to its credit facility effective January 10, 2002.

The amendment modifies certain financial covenants and waives defaults arising from the Company's breach of certain financial covenants which occurred in the third and fourth quarters of 2001. The amendment also reduces the commitment amount under the revolving credit line to $35,000,000 through September 29, 2002, and to $30,000,000 from October 31,
2002 onward. In addition, the amendment changes the maturity date of the Company's revolving credit loans from March 8, 2006 to June 30, 2003. The amendment includes customary fees and, under certain circumstances, an increase in applicable interest margins.

ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industries. Its products are used in cellular, PCS, fiber optic networks for the Internet, radio and television broadcast markets. The company's products include towers, equipment enclosures, cabinets, poles and antennae mounts, as well as design and construction services. ROHN has manufacturing locations in Peoria, Ill.; Frankfort, Ind.; Bessemer, Ala.; and Mexico City, Mexico.

Statements in this press release include "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. The actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of our customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; our implementation of our growth objectives in foreign markets; our indebtedness, which could restrict our operations, making us more vulnerable to adverse economic conditions and making it more difficult for us to implement our business strategy; our Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting our industry. The cautionary statement contained in Exhibit 99.1 to ROHN's Form 10-K is incorporated herein by reference. Our forward-looking statements are given as of the date of this release and we are not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.